EXHIBIT 10.3

FORM OF
FIRST AMENDMENT
TO
SOUTHERN MICHIGAN BANK & TRUST
DEFERRED FEE AGREEMENT
For
<NAME>

          THIS AMENDMENT executed on this ________ day of __________________, 2004, by and between SOUTHERN MICHIGAN BANK & TRUST, a state commercial bank located in Coldwater, Michigan (the "Company") and <NAME> (the "Director").

          The Company and the Director executed the SOUTHERN MICHIGAN BANK & TRUST Deferred Fee Agreement dated December 15, 2003 (the "Agreement"). Pursuant to the power of amendment reserved by Article 9 of the Agreement, the undersigned hereby amend, in part, said Agreement for the purpose of amending the pre-retirement death benefit and adding definitions for Projected Benefit and Net Death Proceeds. Therefore:

                    Article 1, Section 1.15 shall be added to the Agreement as follows:

                    1.15  "Net Death Proceeds" means the amount of total death proceeds that exceeds cash surrender value for any bank-owned life insurance policy on the Director's life for which the Company is owner and beneficiary. Any such policy shall be a general asset of the Company, and neither the Director nor his/her beneficiaries shall have any preferred or secured claim to such policy.

                    Article 1, Section 1.16 shall be added to the Agreement as follows:

                    1.16  "Projected Benefit" means the amount the Deferral Account would have been assuming (i) the Director lived to age 65; (ii) the Director continued to make contributions from the date of death until age 65 at a contribution rate equal to the average of the Director's deferrals for the twelve (12) months prior to death; and (iii) interest continued to be credited at the rate in effect as of the date of death, with such rate not to exceed seven percent (7%).

                    Article 5, Section 5.1 shall be deleted in its entirety and replaced with Article 5, Section 5.1 below:

          5.1          Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

                    5.1.1  Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance at the date of the Director's death.

                    5.1.2  Payment of Benefit. The Company shall pay the benefit to the beneficiary in the form of a lump sum amount payable within 90 days of the death of the Director.

                    5.1.3  Supplemental Death Benefit. If the Director dies before the age of 65 while actively in the service of the Company, the Company shall pay to the beneficiary a benefit equal to the Projected Benefit as defined in Section 1.16. If on the date of the Director's death, the Company is the owner and beneficiary of a life insurance policy on the Director, then the Projected Benefit shall not exceed the Net Death Proceeds. If the Director dies after age of 65 while actively in the service of the Company, the benefit shall be the Deferral Account balance. If on the date of the Director's death, the Company is the owner and beneficiary of a life insurance policy on the Director, then the benefit shall not exceed the Net Death Proceeds as defined in Section 1.15. The Company shall pay the benefit to the beneficiary in One Hundred Eighty (180) consecutive equal monthly installments commencing within sixty (60) days of the Director's death and payable on the first of each month thereafter. The Company shall credit interest on the remaining account balance as defined in Section 3.1.2 of the Agreement.

          IN WITNESS OF THE ABOVE, the Director and the Company have agreed to this Amendment.

Director:	Company:

Southern Michigan Bank & Trust

By
<NAME>
Title